Exhibit 23.7

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Magnolia Oil and Gas Corporation of our report dated June 18, 2018 relating to the financial statements of GulfTex Karnes EFS, LP as of April 27, 2016 and December 31, 2015 and for the period from January 1, 2016 through April 27, 2016, and for the year ended December 31, 2015, appearing in the Schedule 14A Proxy Statement filed by Magnolia Oil and Gas Corporation on July 2, 2018.

/s/ RSM US LLP

San Antonio, Texas

October 5, 2018